NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES CLOSING ON MORTGAGE

NEW YORK, NEW YORK (July 10, 2009) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced that its real estate business, Griffin Land, closed on a mortgage of four of its industrial buildings in New England Tradeport, Griffin Land’s industrial park in East Granby and Windsor, Connecticut, with People’s United Bank.  The new mortgage generated initial proceeds of $8.5 million and may be increased in increments up to an aggregate borrowing of $10.5 million if the currently vacant space in the buildings is leased within the next three years.  The mortgage has a ten-year term with payments based on a twenty-five year amortization period.  The mortgage carries a floating interest rate, but Griffin entered into an interest rate swap agreement with People’s United Bank that effectively fixes the interest rate at 6.58% for the term of the loan. The mortgage is nonrecourse but includes provisions whereby a subsidiary of Griffin entered into a master lease for 90% of the space in the mortgaged properties. The master lease will stay in effect unless and until overall occupancy reaches an agreed upon level. If not terminated earlier, the master lease expires at the end of the mortgage term. Proceeds will be used for general corporate purposes.

In addition to its real estate business, Griffin operates a landscape nursery business, Imperial Nurseries, Inc.   Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including the use of proceeds of the mortgage loan.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to factors described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 29, 2008. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.